John H. Lively

The Law Offices of John H. Lively & Associates, Inc .

A member firm of The 1940 Act Law GroupTM

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

Phone: 913.660.0778   Fax: 913.660.9157

john.lively@1940actlawgroup.com

September 28, 2012

Valued Advisers Trust

2960 N. Meridian St., Suite 300

Indianapolis, Indiana 46208

Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for LS Opportunity Fund, a series portfolio of Valued Advisers Trust (the “Trust”), which is included in Post-Effective Amendment No. 83 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-151672), and Amendment No. 84 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22208), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.